UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 18, 2012

MoSys, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3301 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, with zip code)

(408) 418-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 1.02 Termination of a Material Definitive Agreement.

In a Current Report on Form 8-K filed on July 27, 2011, MoSys, Inc. (the “Company”) reported that it had entered into a Voting Agreement on July 22, 2011 with Artis Capital Management, L.P. and several affiliated entities and a related individual (collectively, “Artis”).  Pursuant to the Voting Agreement, the Company agreed, among other things, to amend the Rights Agreement, dated November 10, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent (the “Rights Agreement”), in order to provide exceptions for Artis to the 15% beneficial ownership limitations under the Rights Agreement.  In exchange, Artis agreed to certain standstill restrictions and further agreed to give the Company voting control over any shares that Artis may beneficially own from time to time in excess of the 15% threshold.  Pursuant to the terms of the Voting Agreement, the Company amended its Rights Agreement on July 22, 2011 in order to implement the agreed upon exceptions for Artis.

On May 18, 2012, the Company and Artis agreed to terminate the Voting Agreement in accordance with its terms.  In connection with the termination of the Voting Agreement, on May 18, 2012, the Company entered into Amendment No. 2 to Rights Agreement (the “Amendment”) with the Rights Agent.  The Amendment removed the exceptions for Artis to the 15% beneficial ownership limitations that had been implemented by the July 22, 2011 amendment to the Rights Agreement.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, attached as Exhibit 4.2.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.2.4	Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: May 24, 2012	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.2.4	Amendment No. 2 to Rights Agreement, dated May 18, 2012, by and between the Company and Wells Fargo Bank, N.A., as Rights Agent.